EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

GlobalTech Corporation (“we”, “our,” and “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.0001 per share (“Common Stock”).

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation (the “Articles”) and Bylaws (the “Bylaws”), copies of which are incorporated by reference herein, and applicable Nevada law. We encourage you to read our Articles, our Bylaws and the applicable provisions of the Nevada Revised Statutes (the “NRS”) for additional information.

Authorized Capitalization

The total number of authorized shares of our Common Stock is 500,000,000 shares, $0.0001 par value per share. There are no shares of preferred stock currently outstanding.

Common Stock

Voting Rights. Each share of our Common Stock is entitled to one vote on all stockholder matters. Shares of our Common Stock do not possess any cumulative voting rights.

Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of Common Stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we have designated, or may designate and issue in the future.

Dividend Rights. Each share of our Common Stock is entitled to equal dividends and distributions per share with respect to the Common Stock when, as and if declared by our Board of Directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up, our Common Stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

No Preemptive, Conversion, or Redemption Rights. Holders of our outstanding common stock have no preemptive, conversion, or redemption rights. Shares of our common stock are not assessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Fully Paid Status. All outstanding shares of the Company’s Common Stock are validly issued, fully paid and non-assessable.

Other Matters. No holder of any shares of our Common Stock has a preemptive right to subscribe for any of our securities, nor are any shares of our Common Stock subject to redemption or convertible into other securities.

Anti-Takeover Provisions Under The Nevada Revised Statutes

Business Combinations

Sections 78.411 to 78.444 of the NRS prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested stockholder and place certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

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A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation. We do have such a provision in our Articles pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections do not apply to us.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other stockholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person. The NRS control share statutes only apply to issuers that have 200 or more stockholders of record, at least 100 of whom have had addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding such date; and whom do business in Nevada directly or through an affiliated corporation. We do not currently meet these requirements and as such these provisions do not apply to us.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have a provision in our Articles of Incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793, as such these provisions do not apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office. As such, it may be more difficult for stockholders to remove Directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

Anti-Takeover Provisions of our Articles, Bylaws and Nevada law

The provisions of our First Amended and Restated Articles of Incorporation and Bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which could result in an improvement of their terms.

Authorized but Unissued Shares of Common Stock. Shares of our authorized and unissued common stock are available for future issuances without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to affect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock. Under our First Amended and Restated Articles of Incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Removal of Directors. Consistent with the Nevada Revised Statutes, the removal of directors may only be affected with the approval of shareholders holding at least two-thirds of the voting power of the issued and outstanding stock entitled to vote in the election of directors.

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